METROPOLITAN EDISON COMPANY

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 and 2011

GLOSSARY OF TERMS

The following abbreviations and acronyms are used in this report to identify FirstEnergy Corp. and its current and former subsidiaries:

Allegheny	Allegheny Energy, Inc., together with its consolidated subsidiaries
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility operating subsidiary
FE	FirstEnergy Corp., a public utility holding company
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility operating subsidiary
ME	Metropolitan Edison Company, a Pennsylvania electric utility operating subsidiary
MP	Monongahela Power Company, a West Virginia electric utility operating subsidiary of AE
OE	Ohio Edison Company, an Ohio electric utility operating subsidiary
PE	The Potomac Edison Company, a Maryland electric utility operating subsidiary of AE
Penn	Pennsylvania Power Company, a Pennsylvania electric utility operating subsidiary of OE
PN	Pennsylvania Electric Company, a Pennsylvania electric utility operating subsidiary
TE	The Toledo Edison Company, an Ohio electric utility operating subsidiary
Utilities	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP
WP	West Penn Power Company, a Pennsylvania electric utility operating subsidiary of AE

The following abbreviations and acronyms are used to identify frequently used terms in this report:
ALJ	Administrative Law Judge
AMT	Alternative Minimum Tax
ARO	Asset Retirement Obligation
CAA	Clean Air Act
DSP	Default Service Plan
EDC	Electric Distribution Company
EE&C	Energy Efficiency and Conservation
EGS	Electric Generation Supplier
EPA	United States Environmental Protection Agency
FERC	Federal Energy Regulatory Commission
FMB	First Mortgage Bond
FPA	Federal Power Act
GAAP	Accounting Principles Generally Accepted in the United States of America
GPU	GPU, Inc., former parent of JCP&L, ME and PN, that merged with FirstEnergy on November 7, 2001
ICE	IntercontinentalExchange, Inc.
IRS	Internal Revenue Service
LOC	Letter of Credit
MWH	Megawatt-hour
NDT	Nuclear Decommissioning Trust
NEIL	Nuclear Electric Insurance Limited
NERC	North American Electric Reliability Corporation
NOV	Notice of Violation
NRC	Nuclear Regulatory Commission
NSR	New Source Review
NUG	Non-Utility Generation
OPEB	Other Post-Employment Benefits
PCRB	Pollution Control Revenue Bond
PJM	PJM Interconnection LLC
POLR	Provider of Last Resort
PPUC	Pennsylvania Public Utility Commission
PSD	Prevention of Significant Deterioration
PURPA	Public Utility Regulatory Policies Act of 1978
RFC	ReliabilityFirst Corporation
RPM	Reliability Pricing Model
SEC	United States Securities and Exchange Commission
SMIP	Smart Meter Implementation Plan
i

GLOSSARY OF TERMS, (Continued)

SO2	Sulfur Dioxide
TMI-2	Three Mile Island Unit 2
TSC	Transmission Service Charge
ii

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of Metropolitan Edison Company:

We have audited the accompanying financial statements of Metropolitan Edison Company which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income and comprehensive income, common stockholder's equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Edison Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio
February 25, 2013

iii

METROPOLTAN EDISON COMPANY
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31
(In thousands)	2012	2011
STATEMENTS OF INCOME
REVENUES:
Electric sales	$879,801	$1,149,030
Gross receipts tax collections	48,121	63,511
Total revenues	927,922	1,212,541

OPERATING EXPENSES:
Purchased power from affiliates	119,152	142,858
Purchased power from non-affiliates	311,031	484,128
Other operating expenses	181,220	184,710
Pensions and OPEB mark-to-market	42,981	33,493
Provision for depreciation	49,291	47,357
Deferral of storm costs	(30,599)	(26,477)
Amortization of other regulatory assets, net	65,986	118,927
General taxes	56,488	74,364
Total operating expenses	795,550	1,059,360

OPERATING INCOME	132,372	153,181

OTHER INCOME (EXPENSE):
Interest income	11	121
Miscellaneous income	3,284	3,606
Interest expense	(52,785)	(52,685)
Capitalized interest	278	486
Total other expense	(49,212)	(48,472)

INCOME BEFORE INCOME TAXES	83,160	104,709

INCOME TAXES	41,209	36,820

NET INCOME	$41,951	$67,889

STATEMENTS OF COMPREHENSIVE INCOME

NET INCOME	$41,951	$67,889

OTHER COMPREHENSIVE LOSS:
Pensions and OPEB prior service costs	(13,730)	(21,149)
Unrealized gain on derivative hedges	335	335
Other comprehensive loss	(13,395)	(20,814)
Income tax benefits on other comprehensive loss	(9,564)	(10,918)
Other comprehensive loss, net of tax	(3,831)	(9,896)

COMPREHENSIVE INCOME	$38,120	$57,993

The accompanying Notes to Financial Statements are an integral part of these financial statements.

METROPOLTAN EDISON COMPANY
BALANCE SHEETS

(In thousands, except share amounts)	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$157	$157
Receivables-
Customers, net of allowance for uncollectible accounts of $3,023 in 2012 and $3,015 in 2011	119,336	138,587
Affiliated companies	1,639	11,697
Other	16,764	17,345
Prepaid taxes	13,739	333
Accumulated deferred income taxes	10,871	—
Other	3,287	2,741
	165,793	170,860
UTILITY PLANT:
In service	2,623,731	2,475,890
Less — Accumulated provision for depreciation	923,915	887,186
	1,699,816	1,588,704
Construction work in progress	59,371	46,868
	1,759,187	1,635,572
OTHER PROPERTY AND INVESTMENTS:
Nuclear plant decommissioning trusts	321,830	309,946
Other	857	865
	322,687	310,811
DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	416,499	416,499
Regulatory assets	370,757	328,623
Power purchase contract asset	—	48,868
Other	14,820	16,304
	802,076	810,294
	$3,049,743	$2,927,537
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES:
Currently payable long-term debt	$180,887	$29,020
Short-term borrowings - affiliated companies	219,023	257,563
Accounts payable-
Affiliated companies	46,250	21,092
Other	23,195	42,819
Accrued taxes	8,883	10,056
Accrued interest	15,823	15,996
Other	41,831	32,015
	535,892	408,561
CAPITALIZATION:
Common stockholder's equity-
Common stock, without par value, authorized 900,000 shares - 740,905 shares outstanding	797,750	842,744
Accumulated other comprehensive income	23,697	27,528
Accumulated deficit	(21,721)	(63,672)
Total common stockholder's equity	799,726	806,600
Long-term debt and other long-term obligations	567,820	703,525
	1,367,546	1,510,125
NONCURRENT LIABILITIES:
Accumulated deferred income taxes	646,473	539,511
Accumulated deferred investment tax credits	6,024	6,445
Nuclear fuel disposal costs	44,507	44,476
Asset retirement obligations	220,057	205,891
Retirement benefits	91,199	42,055
Power purchase contract liability	33,931	79,188
Other	104,114	91,285
	1,146,305	1,008,851
COMMITMENTS AND CONTINGENCIES (NOTE 11)
	$3,049,743	$2,927,537

The accompanying Notes to Financial Statements are an integral part of these financial statements.

METROPOLTAN EDISON COMPANY
STATEMENTS OF COMMON STOCKHOLDER'S EQUITY

Income (Loss)

	Common Stock		Accumulated Other Comprehensive Income	Accumulated Deficit
(In thousands, except share amounts)	Number of Shares	Carrying Value
Balance, December 31, 2010	859,500	$1,197,076	$37,424	$(106,561)
Net income				67,889
Change in unrealized loss on derivative instruments, net of $139 of income taxes			196
Pensions and OPEB, net of $11,057 of income tax benefits (Note 2)			(10,092)
Restricted stock units		(51)
Tax benefit allocation		719
Cash dividends as return of capital		(205,000)
Repurchase of common stock	(118,595)	(150,000)
Cash dividends declared on common stock				(25,000)
Balance, December 31, 2011	740,905	842,744	27,528	(63,672)
Net Income				41,951
Change in unrealized loss on derivative instruments, net of $173 of income taxes			162
Pensions and OPEB, net of $9,737 of income tax benefits (Note 2)			(3,993)
Restricted stock units		6
Cash dividends as return of capital		(45,000)
Balance, December 31, 2012	740,905	$797,750	$23,697	$(21,721)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

METROPOLITAN EDISON COMPANY
STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,951	$67,889
Adjustments to reconcile net income to net cash from operating activities-
Provision for depreciation	49,291	47,357
Asset removal costs charged to income	22,855	13,474
Deferral of storm costs	(30,599)	(26,477)
Amortization of other regulatory assets, net	65,986	118,927
Deferred costs recoverable as regulatory assets	(70,226)	(88,041)
Deferred income taxes and investment tax credits, net	98,590	4,332
Retirement benefits	(25,568)	(27,939)
Pensions and OPEB mark-to-market adjustment	42,981	33,493
Pension trust contribution	—	(35,000)
Decrease (increase) in operating assets-
Receivables	29,891	51,717
Prepaid taxes	(13,406)	10
Increase (decrease) in operating liabilities-
Accounts payable	(8,467)	(3,548)
Accrued taxes	13,547	(44,217)
Other	8,822	13,491
Net cash provided from operating activities	225,648	125,468

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Short-term borrowings, net	—	133,485
Redemptions and repayments-
Common stock	—	(150,000)
Long-term debt	—	(13,697)
Short-term borrowings, net	(38,541)	—
Common stock dividend / return of capital payments	(45,000)	(230,000)
Other	(636)	(1,107)
Net cash used for financing activities	(84,177)	(261,319)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(115,161)	(96,934)
Sales of investment securities held in trusts	471,407	860,080
Purchases of investment securities held in trusts	(479,190)	(868,472)
Loans to affiliated companies, net	—	11,028
Asset removal costs	(18,491)	(12,878)
Other	(36)	(36)
Net cash used for investing activities	(141,471)	(107,212)

Net change in cash and cash equivalents	—	(243,063)
Cash and cash equivalents at beginning of period	157	243,220
Cash and cash equivalents at end of period	$157	$157

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (received) during the year-
Interest (net of amounts capitalized)	$50,454	$50,038
Income taxes	$45,237	$79,067

The accompanying Notes to Financial Statements are an integral part of these financial statements.

METROPOLITAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENTS

Note Number		Page Number
1	Organization and Basis of Presentation	6
2	Pensions and Other Postemployment Benefits	7
3	Income Taxes	8
4	Leases	11
5	Fair Value Measurements	11
6	Derivative Instruments	14
7	Capitalization	14
8	Short-Term Borrowings and Bank Lines of Credit	15
9	Asset Retirement Obligations	16
10	Regulatory Matters	16
11	Commitments and Contingencies	19
12	Transactions With Affiliated Companies	20

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

1. ORGANIZATION AND BASIS OF PRESENTATION

ME is a wholly owned subsidiary of FE, and is incorporated in Pennsylvania. ME operates an electric transmission and distribution system in Pennsylvania. ME is subject to regulation by the PPUC and the FERC.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not indicative of results of operations for any future period. ME has evaluated events and transactions for potential recognition or disclosure through February 25, 2013, the issuance date of the financial statements.

REVENUES AND RECEIVABLES

Receivables represent amounts due from retail and wholesale sales to customers. There was no material concentration of receivables as of December 31, 2012 and 2011, with respect to any particular segment of ME's customers. Billed and unbilled wholesale receivables were $74 million and $45 million, respectively, as of December 31, 2012 and $79 million and $60 million, respectively, as of December 31, 2011.

REGULATORY ASSETS

Regulatory assets represent incurred costs that have been deferred because of their probable future recovery from customers through regulated rates. Regulatory liabilities represent amounts that are expected to be credited to customers through future regulated rates or amounts collected from customers for costs not yet incurred. ME nets its regulatory assets and liabilities based on federal and state jurisdictions. The following table provides information about the composition of net regulatory assets as of December 31, 2012 and December 31, 2011, and the changes during the year ended December 31, 2012:

Regulatory Assets by Source	December 31, 2012	December 31, 2011	Increase (Decrease)
	(In thousands)
Regulatory transition costs	$14	$75	$(61)
Customer receivables for future income taxes	132	129	3
Nuclear decommissioning and spent fuel disposal costs	(97)	(99)	2
Deferred transmission costs	231	181	50
Deferred generation costs	2	(23)	25
Contract valuations	34	30	4
Storm-related costs	57	26	31
Other	(2)	10	(12)
Total	$371	$329	$42

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and interest costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. ME recognizes liabilities for planned major maintenance projects as they are incurred.

ME provides for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. Depreciation expense was approximately 2.0% of average depreciable property in 2012 and 1.9% of average depreciable property in 2011.

GOODWILL

In a business combination, the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment at least annually and more frequently if indicators of impairment arise.

Annual impairment testing is conducted during the third quarter of each year and for 2012 and 2011, the analysis indicated no impairment of goodwill. The 2012 annual goodwill impairment test was performed using a qualitative assessment approach.

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

NEW ACCOUNTING PRONOUNCEMENTS

New accounting pronouncements not yet effective are not expected to have a material effect on ME's financial statements.

2. PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS

FE provides noncontributory qualified defined benefit pension plans that cover substantially all of its employees and non-qualified pension plans that cover certain employees, including employees of ME. The plans provide defined benefits based on years of service and compensation levels. In addition, a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance is provided. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors. ME recognizes its allocated portion of the expected cost of providing pensions and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits.

FE's pensions and OPEB funding policy is based on actuarial computations using the projected unit credit method. During the year ended December 31, 2012, there were no contributions made to the qualified pension plan for ME. Pension and OPEB costs are affected by employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plans and earnings on plan assets. Pension and OPEB costs may also be affected by changes in key assumptions, including anticipated rates of return on plan assets, the discount rates and health care trend rates used in determining the projected benefit obligations for pension and OPEB costs. FE uses a December 31 measurement date for its pension and OPEB plans. The fair value of the plan assets represents the actual market value as of the measurement date.

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

The following is a summary of the plan status:

	Pensions		OPEB
As of December 31,	2012	2011	2012	2011

FE benefit obligation	$8,975	$7,977	$1,076	$1,037
FE fair value of plan assets	6,671	5,867	508	528
FE funded status	(2,304)	(2,110)	(566)	(509)
FE accumulated benefit obligation	8,355	7,409	—	—
FE net periodic costs	811	807	(41)	(146)
ME's share of net asset (liability)	(46)	(10)	(45)	(31)
ME's share of net periodic costs	37	36	—	(9)

Assumptions Used to Determine Benefit Obligations
(as of December 31)
Discount rate	4.25%	5.00%	4.00%	4.75%
Rate of compensation increase	4.70%	5.20%	N/A	N/A

Assumed Health Care Cost Trend Rates
(as of December 31)
Health care cost trend rate assumed (pre/post-Medicare)	N/A	N/A	7.5-8.0%	7.5-8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	N/A	N/A	5.00%	5.00%
Year that the rate reaches the ultimate trend rate (pre/post-Medicare)	N/A	N/A	2020	2016-2018

Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended December 31

Weighted-average discount rate	5.00%	5.50%	4.75%	5.00%
Expected long-term return on plan assets	7.75%	8.25%	7.75%	8.50%
Rate of compensation increase	5.20%	5.20%	N/A	N/A

3. INCOME TAXES

ME records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled. Details of income taxes for the two years ended December 31 are shown below:

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

PROVISION FOR INCOME TAXES:	2012	2011
	(In millions)
Currently payable (receivable)-
Federal	$(47)	$26
State	(11)	7
	(58)	33
Deferred, net-
Federal	88	14
State	11	(10)
	99	4
Investment tax credit amortization	—	—
Total provision for income taxes	$41	$37

ME is party to an intercompany income tax allocation agreement with FE and FE's other subsidiaries that provides for the allocation of consolidated tax liabilities. Net tax benefits attributable to FE, excluding any tax benefits derived from interest expense associated with acquisition indebtedness from FE's merger with GPU, are reallocated to the subsidiaries of FirstEnergy that have taxable income. That allocation is accounted for as a capital contribution to the company receiving the tax benefit.

During 2012, ME (along with other FE operating companies) adopted a new federal tax accounting method (effective for the 2011 tax year) for the deductibility of expenses for repairs to transmission and distribution assets, pursuant to IRS safe harbor guidance. In accordance with the IRS guidance, a cumulative adjustment was made on FE's 2011 federal consolidated tax return, which included an increase to ME's tax deductions related to prior year repairs expenditures. The increased federal tax deductions created a corresponding state tax benefit for ME, which reduced ME's effective tax rate by approximately $4 million.

Pursuant to the authoritative guidance issued by the Pennsylvania Department of Revenue on February 24, 2011, ME was permitted to deduct 100% bonus depreciation in Pennsylvania in the year that such depreciation was claimed and allowable for federal purposes. As a result of rate-making effects of depreciation differences, the bonus depreciation deduction resulted in an income tax benefit which decreased ME's effective tax rate by $6 million in 2011.

The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total provision for income taxes for the years ended 2012 and 2011.

	2012	2011
	(In millions)
Book income before provision for income taxes	$83	$105
Federal income tax expense at statutory rate	$29	$37
Increases (reductions) in taxes resulting from-
State income taxes, net of federal tax benefit	—	(2)
Medicare Part D	4	5
Other, net	8	(3)
Total provision for income taxes	$41	$37

Accumulated deferred income taxes as of December 31, 2012 and 2011 were as follows:

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

	2012	2011
	(In millions)
Property basis differences	$536	$457
Regulatory transition charge	1	2
Customer receivables for future income taxes	57	55
Deferred transmission costs	94	34
Deferred sale and leaseback gain	(12)	(12)
Non-utility generation costs	6	31
Unamortized investment tax credits	(4)	(4)
Pension and OPEB	(41)	(24)
Nuclear decommissioning activities	7	7
Loss carryforwards and AMT credits	(23)	(6)
Storm damage	24	11
All other	(9)	(11)
Net deferred income tax liability	$636	$540

As of December 31, 2012, ME had a current federal tax asset of approximately $11 million. However, in January 2013, the American Taxpayer Relief Act of 2012 (Act) was enacted. The Act provided 50% accelerated (bonus) depreciation for qualifying expenditures made in 2013. As a result of the availability of 50% bonus depreciation for 2013, ME anticipates that none of the $11 million current federal tax asset as of December 31, 2012, will be realized in 2013, but will be available for future years.

ME accounts for uncertainty in income taxes recognized in its financial statements. Accounting guidance prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken on a company's tax return. There were no material changes to ME's unrecognized income tax benefits during the years ended 2012 or 2011.

ME recognizes interest expense or income related to uncertain tax positions. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the tax return. ME includes net interest and penalties in the provision for income taxes. During the years ended 2012 and 2011, there were no material changes to the amount of accrued interest.

ME has recorded as deferred income tax assets the effect of net operating losses and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2012, the deferred income tax assets of ME, before any valuation allowances, consisted of $11 million of federal net operating loss carryforwards that begin to expire in 2032, and $11 million of state net operating loss carryforwards that begin to expire in 2030.

Based on current judgment, it is anticipated that ME will fully utilize all net operating losses within the applicable statutory time frames. However, ultimate utilization of net operating losses may be impacted by many factors, including changes in statutory rates or other state law limitations on the use of net operating losses, and changes in business which, among other things, impact both future profitability and the manner in which future taxable income is apportioned to various state tax jurisdictions.

For federal income tax purposes, ME files as a member of the FE federal consolidated group. FE has federal consolidated tax returns under review at the audit or appeals level by the IRS for the 2008-2012 tax years. ME has tax returns under review by various state taxing authorities for tax years 2001-2003 and 2005-2012.

General Taxes

Details of general taxes for the years ended 2012 and 2011 are shown below:

	2012	2011
	(In millions)
Gross receipts	$48	$64
Real and personal property	2	2
Social security and unemployment	5	5
Other	1	3
Total general taxes	$56	$74

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

4. LEASES

ME leases certain office space and other property and equipment under cancelable and noncancelable leases.

Total capital and operating lease payments for both 2012 and 2011 of $4 million were recorded as rent expense, as a component of operations and maintenance expenses. ME's estimated future minimum lease payments for capital and operating leases as of December 31, 2012 with initial or remaining lease terms in excess of one year are as follows:

(In millions)	2013	2014	2015	2016	2017	Thereafter	Total	Less: amount representing interest and fees	Present value of net minimum capital lease payments
Capital leases	$3	$3	$3	$3	$3	$8	$23	$3	$20
Operating leases	$4	$3	$3	$3	$3	$34	$50	N/A	N/A

The carrying amounts of assets recorded under capital lease agreements included in "Property, plant and equipment, net" on ME's Balance Sheets as of December 31, 2012 and 2011 were $25 million and $9 million, respectively.

5. FAIR VALUE MEASUREMENTS

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table provides the approximate fair value and related carrying amounts of long-term debt as of December 31, 2012, and December 31, 2011:

	December 31, 2012		December 31, 2011
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$729	$827	$729	$824

The fair values of long-term debt reflect the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of ME. ME classified long-term debt as Level 2 in the fair value hierarchy as of December 31, 2012 and December 31, 2011.

RECURRING FAIR VALUE MEASUREMENTS

On January 1, 2012, ME adopted an amendment to the authoritative accounting guidance regarding fair value measurements. The amendment was applied prospectively and expanded disclosure requirements for fair value measurements, particularly for Level 3 measurements, among other changes.

Authoritative accounting guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to Level 1 measurements and the lowest priority to Level 3 measurements. The three levels of the fair value hierarchy and a description of the valuation techniques for Level 2 and Level 3 are as follows:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets;

- Quoted prices for identical or similar instruments in markets that are not active
- Model-derived valuations for which all significant inputs are observable market data.

Level 3 - Valuation inputs are unobservable and significant to the fair value measurement.

ME produces a long-term power and capacity price forecast annually with periodic updates as market conditions change. When underlying prices are not observable, prices from the long-term price forecast, which has been

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

reviewed and approved by FE's Risk Policy Committee (see Note 6, Derivative Instruments), are used to measure fair value. A more detailed description of ME's valuation process for NUG contracts are as follows:

NUG contracts represent purchased power agreements with third-party non-utility generators that are transacted to satisfy certain obligations under PURPA. NUG contract carrying values are recorded at fair value using a mark-to-model methodology on a quarterly basis, which approximates market. The primary unobservable inputs into the model are regional power prices and generation MWHs. Pricing for the NUG contracts is a combination of market prices for the current year and next three years based on observable data and internal models using historical trends and market data for the remaining years under contract. The internal models use forecasted energy purchase prices as an input when prices are not defined by the contract. Forecasted market prices are based on ICE quotes and management assumptions. Generation MWH reflects data provided by contractual arrangements and historical trends. The model calculates the fair value by multiplying the prices by the generation MWH. Generally, significant increases or decreases in inputs in isolation could result in a higher or lower fair value measurement.

ME primarily applies the market approach for recurring fair value measurements using the best information available. Accordingly, ME maximizes the use of observable inputs and minimizes the use of unobservable inputs. There were no changes in valuation methodologies used as of December 31, 2012 from those used as of December 31, 2011. The determination of the fair value measures takes into consideration various factors, including but not limited to, nonperformance risk, counterparty credit risk and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests). The impact of these forms of risk was not significant to the fair value measurements.

Transfers between levels are recognized at the end of the reporting period. There were no transfers between levels during the 2012 and 2011 periods. The following tables set forth the recurring assets and liabilities that are accounted for at fair value by level within the fair value hierarchy.

Recurring Fair Value Measurements	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets	(In millions)
Corporate debt securities	$—	$241	$—	$241	$—	$229	$—	$229
Derivative assets - NUG contracts(1)	—	—	—	—	—	—	49	49
Equity securities(2)	—	—	—	—	51	—	—	51
Foreign government debt securities	—	33	—	33	—	—	—	—
U.S. government debt securities	—	1	—	1	—	5	—	5
Other(3)	—	44	—	44	—	23	—	23
Total assets	—	319	—	319	51	257	49	357

Liabilities
Derivative liabilities - NUG contracts(1)	—	—	(34)	(34)	—	—	(79)	(79)
Total liabilities	—	—	(34)	(34)	—	—	(79)	(79)

Net assets (liabilities)(4)	$—	$319	$(34)	$285	$51	$257	$(30)	$278

(1)        NUG contracts are generally subject to regulatory accounting and do not impact earnings.
(2)        NDT funds hold equity portfolios whose performance is benchmarked against the Alerian MLP Index.
(3)        Primarily consists of short-term cash investments.
(4)        Excludes $3 million and $2 million as of December 31, 2012 and December 31, 2011, respectively, of receivables, payables, taxes and accrued income associated with financial instruments reflected within the fair value table.

Rollforward of Level 3 Measurements

The following table provides a reconciliation of changes in the fair value of NUGs held by ME and classified as Level 3 in the fair value hierarchy during the periods ended December 31, 2011 and December 31, 2012.

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

(In millions)	Derivative Liability NUG Contracts
January 1, 2011 fair value	$(4)
Total unrealized losses included in regulatory assets	(88)
Settlements	62
December 31, 2011 fair value	$(30)
Total unrealized losses included in regulatory assets	(76)
Settlements	72
December 31, 2012 fair value	$(34)

Level 3 Quantitative Information

The following table provides quantitative information for NUG contracts held by ME that are classified as Level 3 in the fair value hierarchy for the period ended December 31, 2012:

	Fair Value as of December 31, 2012 (In millions)	Valuation Technique		Range	Weighted Average	Units
NUG Contracts	$(34)	Model	Generation Electricity regional prices	700 to 877,000 $50.00 to $57.30	201,000 $53.90	MWH Dollars/MWH

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets at cost, which approximates their fair market value. Investments other than cash and cash equivalents include held-to-maturity securities, available-for-sale securities and notes receivable.

The NDT is subject to regulatory accounting, and therefore, net unrealized gains and losses are recorded as regulatory assets or liabilities because the difference between investments held in the trust and the decommissioning liabilities is expected to be recovered from or refunded to customers.

The investment policy for the NDT funds restricts or limits the trusts' ability to hold certain types of assets including private or direct placements, warrants, securities of FirstEnergy, investments in companies owning nuclear power plants, financial derivatives, preferred stocks, securities convertible into common stock and securities of the trust funds' custodian or managers and their parents or subsidiaries.

Available-For-Sale Securities

ME holds debt and equity securities within its NDT trust. These trust investments are considered available-for-sale securities recognized at fair market value. ME has no securities held for trading purposes.

The following table summarizes the amortized cost basis, unrealized gains (there were no unrealized losses) and fair values of investments held in NDT trusts as of December 31, 2012 and December 31, 2011:

	December 31, 2012(1)			December 31, 2011(1)
	Cost Basis	Unrealized Gains	Fair Value	Cost Basis	Unrealized Gains	Fair Value
	(In millions)

Debt securities	$272	$4	$276	$232	$2	$234
Equity securities	$—	$—	$—	$46	$5	$51

(1)                            Excludes short-term cash investments of $46 million and $25 million for the years ended December 31, 2012 and 2011, respectively.

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

Proceeds from the sale of investments in available-for-sale securities, realized gains and losses on those sales and interest and dividend income for the years ended December 31, 2012 and 2011 were as follows:

	Sale Proceeds	Realized Gains	Realized Losses	Interest and Dividend Income
	(In millions)
2012	$471	$21	$(9)	$8
2011	860	64	(16)	8

6. DERIVATIVE INSTRUMENTS

ME is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy transmission. To manage the volatility relating to these exposures, FE's Risk Policy Committee, comprised of senior management, provides general management oversight for risk management activities throughout FE, including ME. The Risk Policy Committee is responsible for promoting the effective design and implementation of sound risk management programs and oversees compliance with corporate risk management policies and established risk management practice.

NUG contracts are reflected on the Balance Sheets at fair value and have not been designated in a hedging relationship. Changes in the fair value of NUG contracts are recorded as regulatory assets or liabilities. ME held no other derivative assets or liabilities as of December 31, 2012 or December 31, 2011. ME performs qualitative analyses to determine whether a variable interest gives ME a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both the power to direct the activities of a VIE that most significantly impact the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

As of December 31, 2012, ME had NUG liabilities of $34 million in noncurrent liabilities on its Balance Sheets. As of December 31, 2011 ME had NUG assets of $49 million and NUG liabilities of $79 million in noncurrent assets and noncurrent liabilities, respectively, on its Balance Sheets. ME will purchase 2 million MWHs of power associated with its NUG contracts in future periods.

The unrealized losses on ME's NUG contracts for the years ended December 31, 2012 and 2011, were $76 million and $88 million, respectively, which are subject to regulatory accounting and did not impact earnings.

7. CAPITALIZATION

COMMON STOCK

In addition to paying dividends from retained earnings, ME has authorization from the FERC to pay cash dividends to FirstEnergy from paid-in capital accounts, as long as its FERC-defined equity to total capitalization ratio (without consideration of retained earnings) remains above 35%.

PREFERRED STOCK

ME is authorized to issue 10,000,000 shares preferred stock with no par value as of December 31, 2012. As of December 31, 2012, and 2011, there were no preferred shares or preference shares outstanding.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following tables present outstanding long-term debt and capital lease obligations for ME as of December 31, 2012 and 2011 (in millions):

	As of December 31, 2012		As of December 31,
	Maturity Date	Interest Rate	2012	2011
Unsecured notes - fixed rate	2013 - 2019	4.875% - 7.700%	$700	$700
Unsecured notes - variable rate	2013	0.150%	29	29
Total unsecured notes			729	729
Capital lease obligations			20	4
Currently payable long-term debt			(181)	(29)
Total long-term debt and other long-term obligations			$568	$704

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

The following table presents scheduled debt repayments for outstanding long-term debt, excluding capital leases, fair value purchase accounting adjustments and unamortized debt discounts and premiums, for the next five years as of December 31, 2012. $29 million of PCRBs that can be tendered for mandatory purchase prior to maturity are reflected in 2013.

Year	ME
(In millions)
2013	$179
2014	250
2015	—
2016	—
2017	—

Certain PCRBs are entitled to the benefit of irrevocable bank LOCs, to pay principal of, or interest on, the applicable PCRBs. To the extent that drawings are made under the LOCs, ME is entitled to a credit against its obligation to repay those bonds. ME pays annual fees based on the amounts of the LOCs to the issuing bank and is obligated to reimburse the banks, as the case may be, for any drawings thereunder.

The amounts and annual fees for PCRB-related LOCs for ME as of December 31, 2012, are as follows:

	Aggregate LOC Amount	Annual Fees
	(In millions)
ME	$29	1.75%

Debt Covenant Default Provisions

FE and its subsidiaries have various debt covenants under certain financing arrangements, including its revolving credit facilities. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by FE or its subsidiaries, including ME, to comply with the covenants contained in any of their financing arrangements could result in an event of default, which may have an adverse effect on FE's or its subsidiaries', including ME's, financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including ME. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by ME would generally cross-default to FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable ME financing arrangements because FE is not a subsidiary of ME.

8. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

ME had $219 million and $258 million of outstanding short-term borrowings as of December 31, 2012 and 2011, respectively.

Revolving Credit Facilities

FirstEnergy Facility

FE and certain of its utility subsidiaries, including ME, participate in a five-year syndicated revolving credit facility with aggregate commitments of $2 billion (Facility), that are available until May 2017, unless the lenders agree, at the request of the applicable borrowers, to up to two additional one-year extensions. Generally, borrowings under the Facility are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The Facility contains financial covenants requiring each borrower to maintain a consolidated debt to total capitalization ratio of no more than 65%, measured at the end of each fiscal quarter. As of January 31, 2013, FE and the utilities had available liquidity under the facility of $776 million in the aggregate. Under this Facility, ME may borrow up to its sub-limit of $300 million, all of which was available to ME as of January 31, 2013. ME has regulatory and other short-term debt limitations of $500 million which includes amounts that may be borrowed under the regulated companies' money pool. As of December 31, 2012, ME had a debt to capitalization ratio of 55.5%

Subject to each borrower's sub-limit, $700 million of the Facility is available for the issuance of LOCs expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the Facility and against the applicable borrower's borrowing sub-limit. As of January 31, 2013, there were no LOCs outstanding for the benefit of Met-Ed.

The Facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in "pricing grids," whereby the cost of funds borrowed

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

under the Facility is related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the Facility is subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

FirstEnergy Money Pool

FE's regulated companies also have the ability to borrow from each other and the holding company to meet their short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FirstEnergy and the respective regulated and unregulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the pool and is based on the average cost of funds available through the pool. The average interest rate for borrowings in 2012 was 0.58% per annum. As of January 31, 2013, ME had $189 million in borrowings from the regulated utility money pool.

Weighted Average Interest Rates

The weighted average interest rates on ME's short-term borrowings outstanding, including borrowings under the FirstEnergy regulated company money pool, as of December 31, 2012 and 2011, was 0.51% for each year.

9. ASSET RETIREMENT OBLIGATIONS

ME has recognized applicable legal obligations for AROs and its associated cost primarily relating to the decommissioning of the TMI-2 nuclear generating facility. ME uses an expected cash flow approach to measure the fair value of its nuclear decommissioning AROs.

ME maintains NDTs that are legally restricted for purposes of settling the nuclear decommissioning ARO. The fair values of the decommissioning trust assets as of December 31, 2012 and 2011 were $322 million and $310 million, respectively.

Conditional retirement obligations associated with tangible long-lived assets are recognized at fair value in the period in which they are incurred if a reasonable estimate can be made, even though there may be uncertainty about timing or method of settlement. When settlement is conditional on a future event occurring, it is reflected in the measurement of the liability, not in the recognition of the liability.

The following table summarizes the changes to ME's ARO balances during 2012 and 2011.

ARO Reconciliation (In Millions)
Balance, January 1, 2011	$193
Accretion	13
Balance, December 31, 2011	206
Accretion	14
Balance, December 31, 2012	$220

10. REGULATORY MATTERS

PENNSYLVANIA

ME currently operates under a DSP that expires May 31, 2013, and provides for the competitive procurement of generation supply for customers that do not choose an alternative EGS or for customers of alternative EGSs that fail to provide the contracted service. The default service supply is currently provided by wholesale suppliers through a mix of long-term and short-term contracts procured through descending clock auctions, competitive requests for proposals and spot market purchases. On November 17, 2011, ME, PN, Penn and WP filed a Joint Petition for Approval of their DSP that will provide the method by which they will procure the supply for their default service obligations for the period of June 1, 2013 through May 31, 2015. The ALJ issued a Recommended Decision on June 15, 2012, that supported adoption of ME's, PN's, Penn's and WP's proposed wholesale procurement plans, denial of their proposed Market Adjustment Charge, and various modifications to the proposed competitive enhancements. The PPUC entered an opinion and order on August 16, 2012, which primarily resolved those issues related to procurement and rate design, but required the submission of revised proposals regarding the retail market enhancement programs. ME, PN, Penn and WP filed revised proposals on the retail market enhancements on November 14, 2012. A final order was entered on February 15, 2013, which addressed minor changes to ME's, PN's, Penn's and WP's revised enhancement proposals and ordered two choices for cost recovery of those programs.

The PPUC entered an Order on March 3, 2010 that denied the recovery of marginal transmission losses through the TSC rider for the period of June 1, 2007 through March 31, 2008, and directed ME and PN to submit a new tariff or tariff supplement reflecting the removal of marginal transmission losses from the TSC. Pursuant to a plan approved by the PPUC, ME and PN began to refund

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

those amounts to customers in January 2011, and the refunds are continuing over a 29-month period until the full amounts previously recovered for marginal transmission losses are refunded. In April 2010, ME and PN filed a Petition for Review with the Commonwealth Court of Pennsylvania appealing the PPUC's March 3, 2010 Order. On June 14, 2011, the Commonwealth Court issued an opinion and order affirming the PPUC's Order to the extent that it holds that line loss costs are not transmission costs and, therefore, the approximately $254 million ($189 million - ME) in marginal transmission losses and associated carrying charges for the period prior to January 1, 2011, are not recoverable under ME's and PN's TSC riders. ME and PN filed a Petition for Allowance of Appeal with the Pennsylvania Supreme Court, which was denied on February 28, 2012. On June 27, 2012, ME and PN filed a Petition for Writ of Certiorari with the Supreme Court of the United States. The certiorari petition sought review of the Pennsylvania State Court decisions. On October 9, 2012, the Supreme Court denied that petition. On July 13, 2011, ME and PN also filed a complaint in the U.S. District Court for the Eastern District of Pennsylvania for the purpose of obtaining an order that would enjoin enforcement of the PPUC and Pennsylvania court orders under a theory of federal preemption on the question of retail rates recovery of the marginal transmission loss charges. Proceedings in the U.S. District Court effectively were suspended until conclusion of the proceedings before the United States Supreme Court. When that court issued its ruling on October 9, 2012, the U.S. District Court proceedings returned to active status. Pursuant to procedural orders issued by U.S. District Court Judge Gardner on December 21, 2012, the PPUC submitted its motion to dismiss the U.S. District Court proceedings. ME and PN submitted their answers on January 9, 2013, and subsequent pleadings were submitted by the PPUC, ME and PN. Oral argument on the PPUC motion to dismiss is scheduled for May 2013.

In each of May 2008, 2009 and 2010, the PPUC approved ME's and PN's annual updates to their TSC rider for the annual periods between June 1, 2008 to December 31, 2010, including marginal transmission losses as approved by the PPUC, although the recovery of marginal transmission losses will be subject to the outcome of the proceeding related to the 2008 TSC filing as described above. The PPUC's approval in May 2010 authorized an increase to the TSC for ME's customers to provide for full recovery by December 31, 2010. Although the ultimate outcome of this matter cannot be determined at this time, ME and PN believe that they should ultimately prevail through the judicial process and therefore expect to fully recover the approximately $254 million ($189 million - ME) in marginal transmission losses for the period prior to January 1, 2011.

Pennsylvania adopted Act 129 in 2008 to address issues such as: energy efficiency and peak load reduction; generation procurement; time-of-use rates; smart meters; and alternative energy. Among other things, Act 129 required utilities to file with the PPUC an energy efficiency and peak load reduction plan (EE&C Plan) by July 1, 2009, setting forth the utilities' plans to reduce energy consumption by a minimum of 1% and 3% by May 31, 2011 and May 31, 2013, respectively, and to reduce peak demand by a minimum of 4.5% by May 31, 2013. Act 129 provides for potentially significant financial penalties to be assessed upon utilities that fail to achieve the required reductions in consumption and peak demand. ME submitted a final report on November 15, 2011, in which it reported on its compliance with statutory May 31, 2011, energy efficiency benchmarks.

Pursuant to Act 129, the PPUC was charged with reviewing the cost effectiveness of energy efficiency and peak demand reduction programs. The PPUC found the energy efficiency programs to be cost effective and in an Order entered on August 3, 2012, the PPUC directed all of the electric utilities in Pennsylvania to submit by November 1, 2012, a Phase II EE&C Plan that would be in effect for the period June 1, 2013 through May 31, 2016. Due to Hurricane Sandy, this deadline was extended until November 15, 2012. A hearing on the level of ME's, PN's, Penn's and WP's respective Phase II energy efficiency targets as established by the PPUC was held on October 19, 2012. The PPUC denied ME's, PN's, Penn's and WP's request for adjustments to these targets on December 5, 2012. The PPUC has deferred ruling on the need to create peak demand reduction targets until it receives more information from the EE&C statewide evaluator. ME, PN, Penn and WP filed their Phase II plans and supporting testimony in November, 2012. On January 16, 2013, ME, PN, Penn and WP reached a settlement with all but one party on all but one issue. The settlement provides for ME, PN, Penn and WP to meet with interested parties to discuss ways to expand upon the EE&C programs and incorporate any such enhancements after the plans are approved, provided that these enhancements will not jeopardize ME's, PN's, Penn's and WP's compliance with their required targets or exceed the statutory spending caps. On February 6, 2013, ME, PN, Penn and WP filed revised Phase II EE&C Plans to conform the plans to the terms of the settlement. The remaining issue, raised by a natural gas company, involved the recommendation that ME, PN, Penn and WP include in their plans incentives for natural gas space and water heating appliances. This issue was litigated on January 17, 2013. Initial and reply briefs were submitted on January 28, 2013 and February 6, 2013, respectively. The evidentiary record was certified on February 7, 2013, with an order on these plans expected to be issued by the PPUC no later than the end of the first quarter of 2013.

In addition, Act 129 required utilities to file a SMIP with the PPUC. On December 31, 2012, ME, PN, Penn and WP filed their Deployment Plan. A prehearing conference was held on February 19, 2013 and evidentiary hearings will commence on May 8, 2013. The Deployment Plan requests deployment over the period 2013 to 2019, with an estimated cost of completion of about $1.25 billion. Such costs are expected to be recovered through ME's, PN's, Penn's and WP's PPUC-approved Riders SMT-C.

In the PPUC Order approving the FirstEnergy and Allegheny merger, the PPUC announced that a separate statewide investigation into Pennsylvania's retail electricity market would be conducted with the goal of making recommendations for improvements to ensure that a properly functioning and workable competitive retail electricity market exists in the state. On April 29, 2011, the PPUC entered an Order initiating the investigation and requesting comments from interested parties on eleven directed questions concerning retail markets in Pennsylvania to investigate both intermediate and long term plans that could be adopted to further foster the competitive markets, and to explore the future of default service in Pennsylvania following the expiration of the upcoming DSPs on May 31, 2015. A Tentative Order was entered by the PPUC on November 8, 2012, seeking comments regarding the end

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

state of default service and related issues. ME, PN, Penn and WP filed comments on December 10, 2012. A final order was issued on February 15, 2013, providing recommendations on the entities to provide default service, the products to be offered, billing options, customer education, and licensing fees and assessments, among other items.

The PPUC issued a Proposed Rulemaking Order on August 25, 2011, which proposed a number of substantial modifications to the current Code of Conduct regulations that were promulgated to provide competitive safeguards to the competitive retail electricity market in Pennsylvania. The proposed changes include, but are not limited to: an EGS may not have the same or substantially similar name as the EDC or its corporate parent; EDCs and EGSs would not be permitted to share office space and would need to occupy different buildings; EDCs and affiliated EGSs could not share employees or services, except certain corporate support, emergency, or tariff services (the definition of "corporate support services" excludes items such as information systems, electronic data interchange, strategic management and planning, regulatory services, legal services, or commodities that have been included in regulated rates at less than market value); and an EGS must enter into a trademark agreement with the EDC before using its trademark or service mark. The Proposed Rulemaking Order was published on February 11, 2012, and comments were filed by ME on March 27, 2012. If implemented these rules could require a significant change in the way ME does business in Pennsylvania, and could possibly have an adverse impact on its results of operations and financial condition. Pennsylvania's Independent Regulatory Review Commission subsequently issued comments on the proposed rulemaking on April 26, 2012, which called for the PPUC to further justify the need for the proposed revisions by citing a lack of evidence demonstrating a need for them. The House Consumer Affairs Committee of the Pennsylvania General Assembly also sent a letter to the Independent Regulatory Review Commission on July 12, 2012, noting its opposition to the proposed regulations as modified.

In late October 2012, ME experienced unprecedented damage in its service territory, as a result of Hurricane Sandy. Storm costs for ME were approximately $66 million, of which $38 million was capital, $14 million related to asset removal, $14 million related to other operating expense and $28 was deferred for future recovery from customers.

RELIABILITY MATTERS

Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ME. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to eight regional entities, including RFC. All of ME's facilities are located within the RFC region. ME actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

ME believes that it is in compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, ME occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such items are found, ME develops information about the item and develops a remedial response to the specific circumstances, including in appropriate cases "self-reporting" an item to RFC. Moreover, it is clear that the NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. The financial impact of complying with future new or amended standards cannot be determined at this time; however, 2005 amendments to the FPA provide that all prudent costs incurred to comply with the future reliability standards be recovered in rates. Any future inability on ME's part to comply with the reliability standards for its bulk power system could result in the imposition of financial penalties that could have a material adverse effect on its financial condition, results of operations and cash flows.

FERC MATTERS

PJM Transmission Rate

PJM and its stakeholders have been debating the proper method to allocate costs for new transmission facilities. While FirstEnergy and other parties advocated for a traditional "beneficiary pays" (or usage based) approach, others advocate for "socializing" the costs on a load-ratio share basis - each customer in the zone would pay based on its total usage of energy within PJM. This debate is framed by regulatory and court decisions. On August 6, 2009, the U.S. Court of Appeals for the Seventh Circuit found that FERC had not supported a prior FERC decision to allocate costs for new 500 kV and higher voltage facilities on a load ratio share basis and, based on that finding, remanded the rate design issue to FERC. In an order dated January 21, 2010, FERC set this matter for a "paper hearing" and requested parties to submit written comments. FERC identified nine separate issues for comment and directed PJM to file the first round of comments. PJM filed certain studies with FERC on April 13, 2010, which demonstrated that allocation of the cost of high voltage transmission facilities on a beneficiary pays basis results in certain LSEs in PJM bearing the majority of the costs. Subsequently, numerous parties, including FirstEnergy, filed responsive comments or studies on May 28, 2010 and reply comments on June 28, 2010. FirstEnergy and a number of other utilities, industrial customers and state utility commissions supported the use of the beneficiary pays approach for cost allocation for high voltage transmission facilities. Other utilities and state utility commissions supported continued socialization of these costs on a load ratio share basis. On March 30, 2012, FERC issued an order on remand reaffirming its prior decision that costs for new transmission facilities that are rated at 500 kV or higher are to be collected from all transmission zones throughout the PJM footprint by means of a postage-stamp (or socialization) rate based on the amount of load served in a transmission zone and concluding that such methodology is just and

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

reasonable and not unduly discriminatory or preferential. On April 30, 2012, FirstEnergy requested rehearing of FERC's March 30, 2012 order. FirstEnergy's request for rehearing remains pending before FERC.

Order No. 1000, issued by FERC on July 21, 2011, required the submission of a compliance filing by PJM or the PJM transmission owners demonstrating that the cost allocation methodology for new transmission projects directed by the PJM Board of Managers satisfied the principles set forth in the order. To demonstrate compliance with the regional cost allocation principles of the order, the PJM transmission owners, including FirstEnergy, submitted a filing to FERC on October 11, 2012, proposing a hybrid method of 50% beneficiary pays and 50% postage stamp to be effective for RTEP projects approved by the PJM Board of Managers on and after the effective date of the compliance filing. On January 31, 2013, FERC conditionally accepted the hybrid method to be effective on February 1, 2013, subject to refund and to a future order on PJM's separate Order No. 1000 compliance filing. FERC stated that it will address the merits of the PJM transmission owners' October 11, 2012 filing, including comments, protests and answers submitted in regard thereto, in its future order on PJM's compliance filing. Filings to demonstrate compliance with the interregional cost allocation principles of the order are due to FERC by April 2013.

11. COMMITMENTS AND CONTINGENCIES

NUCLEAR INSURANCE

ME maintains property damage insurance provided by NEIL for its interest in the TMI-2 nuclear plant, a permanently shutdown and defueled facility. Under these arrangements, up to $150 million of coverage for decontamination costs, decommissioning costs, debris removal and repair and/or replacement of property is provided. ME pays annual premiums for this coverage and is liable for retrospective assessments of up to approximately $0.4 million during a policy year.

ME intends to maintain insurance against nuclear risks as long as it is available. To the extent that property damage, decontamination, decommissioning, repair and replacement costs and other such costs arising from a nuclear incident at any of ME's plants exceed the policy limits of the insurance in effect with respect to that plant, to the extent a nuclear incident is determined not to be covered by ME's insurance policies, or to the extent such insurance becomes unavailable in the future, ME would remain at risk for such costs.

The Price-Anderson Act limits public liability relative to a single incident at a nuclear power plant. In connection with TMI-2, ME carries the required ANI third party liability coverage and also has coverage under a Price Anderson indemnity agreement issued by the U.S. NRC. The total available coverage in the event of a nuclear incident is $560 million, which is also the limit of public liability for any nuclear incident involving TMI-2.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate ME with regard to air and water quality and other environmental matters. Compliance with environmental regulations could have a material adverse effect on ME's earnings and competitive position to the extent that ME competes with companies that are not subject to such regulations and, therefore, do not bear the risk of costs associated with compliance, or failure to comply, with such regulations.

In December 2007, the states of New Jersey and Connecticut filed CAA citizen suits in the U.S. District Court for the Eastern District of Pennsylvania alleging NSR violations at the coal-fired Portland Generation Station against GenOn Energy, Inc. (formerly RRI Energy, Inc. and the current owner and operator), Sithe Energy (the purchaser of the Portland Station from ME in 1999) and ME. Specifically, these suits allege that "modifications" at Portland Units 1 and 2 occurred between 1980 and 2005 without preconstruction NSR permitting in violation of the CAA's PSD program, and seek injunctive relief, penalties, attorney fees and mitigation of the harm caused by excess emissions. The Court dismissed New Jersey's and Connecticut's claims for injunctive relief against ME, but denied ME's motion to dismiss the claims for civil penalties. In February 2012, GenOn announced its plans to deactivate the Portland Station in January 2015 citing EPA emissions limits and compliance schedules to reduce SO2 air emissions by approximately 81% at the Portland Station by January 6, 2015. On July 27, 2012, ME filed a motion for summary judgment arguing the Plaintiff's remaining claims for civil penalties are barred by the statute of limitations. On November 1, 2012, the other defendants and the plaintiffs filed motions for summary judgment regarding various claims. On February 22, 2013, the court heard oral argument on the motions for summary judgment and a jury trial regarding liability was set for April 23, 2013. The parties dispute the scope of ME's indemnity obligation to and from Sithe Energy. ME believes the claims are without merit and intends to vigorously defend itself against the allegations made in these complaints, but, at this time, is unable to predict the outcome of this matter or estimate the possible loss or range of loss.

In January 2009, the EPA issued a NOV to GenOn Energy, Inc. alleging NSR violations at the coal-fired Portland Generation Station based on "modifications" dating back to 1986. The NOV also alleged NSR violations at the Keystone and Shawville coal-fired plants, based on "modifications" dating back to 1984. ME, as a former owner of the facilities, is unable to predict the outcome of this matter or estimate the possible loss or range of loss.

METROPOLTAN EDISON COMPANY
NOTES TO FINANCIAL STATEMENT (Continued)

OTHER LEGAL PROCEEDINGS

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to ME's normal business operations pending against ME. The other potentially material items not otherwise discussed above are described under Note 10, Regulatory Matters of the Notes to Financial Statements.

ME accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where ME determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that ME has legal liability or is otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on ME's financial condition, results of operations and cash flows.

12. TRANSACTIONS WITH AFFILIATED COMPANIES

ME's operating revenues, operating expenses, investment income and interest expenses include transactions with affiliated companies. These affiliated company transactions include affiliated company power sales agreements between FirstEnergy's competitive and regulated companies, support service billings, interest on affiliated company notes including the money pools and other transactions.

FE's competitive companies at times provide power through affiliated company power sales to meet a portion of the Utilities' POLR and default service requirements. The primary affiliated company transactions for ME during the two years ended December 31, 2012 are as follows:

	2012	2011
	(In millions)
Revenues	$10	$10
Expenses:
Purchased power from affiliates	119	143
Support services	54	53
Interest Expense:
Interest expense to affiliates	3	3
Interest expense to FE	1	1